CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees of
Constellation Institutional Portfolios:

We consent to the use of our report dated February 22, 2006, with respect to the financial statements of the Constellation Institutional Portfolios, comprising the CIP Sands Capital Institutional Growth Portfolio, CIP JSAM Large Cap Value Portfolio and CIP JSAM Value Portfolio as of December 31, 2005, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 28, 2006